Exhibit 5.1

                          Dolgenos Newman & Cronin LLP
                -------------------------------------------------

                1001 Avenue of the Americas, New York, N.Y. 10018
                        Tel 212-925-2800 Fax 212-925-0690


                                                              December 20, 2005

Synergx Systems Inc.
209 Lafayette Drive
Syosset, NY 11791

         Re:      1997 Non-Qualified Stock Option Plan
                  SEC FILE 333-107231

Gentlemen:

We have acted as counsel to Synergx Systems Inc. (the "Company") in connection with the registration with the Securities and Exchange Commission on Form S-8 of shares of the Company's common stock, par value $0.001 (the "Shares"), which may be issued in connection with the above-referenced plan (the "Plan"). In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Certificate of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

     Based upon that review, it is our opinion that the Shares when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable under the Delaware General Corporation Law.

     We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission, file number 333-107231, in connection with the registration of the Shares.

                                        Very truly yours,

                                        DOLGENOS NEWMAN & CRONIN LLP

                                        By   /s/   Dennis P. McConnell